Exhibit 10.20

AMENDMENT TO THE

CHANGE IN CONTROL AGREEMENT

This AMENDMENT TO THE CHANGE IN CONTROL AGREEMENT (this “Amendment”) is made and entered into effective as of the 31st day of December, 2009, by and between HORNBECK OFFSHORE OPERATORS, LLC, a Delaware limited liability company (“Employer”), and Kimberly S. Patterson (“Employee”).

WHEREAS, Employer and Employee wish to amend that certain Change in Control Agreement dated August 4, 2009 (the “Agreement”) between Employer and Employee to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and IRS Revenue Ruling 2008-13, and to make certain technical changes;

NOW, THEREFORE, the parties hereby agree that from and after the date hereof, the following amended provisions shall be effective for the Agreement.

1.	The flush language of Section 3 shall be deleted in its entirety and replaced with the following:

“then in any of the above four cases, Employee shall have the right to receive from Employer, within fifteen (15) business days following the date Employee notifies Employer of his voluntary termination pursuant to Section 3(a), (b) or (c) or within three (3) business days of the later of the Change in Control or having his employment terminated pursuant to Section 3(d), (A) a lump sum cash payment equal to one and one-half (1 1/2 ) times the greater of (i) the amount of Employee’s then-current annual base salary or (ii) the amount of Employee’s annual base salary in effect immediately preceding the Change in Control; plus one and one-half (1 1/2) times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year), such previous year determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined by extrapolating the information as of the termination date based on the best information available at the time of the calculation; provided, however, that if Employee for any reason did not receive a bonus in the immediately preceding year and would not have been eligible for a bonus under (y) of the previous clause, Employee shall be deemed for purposes of this Section 3 to have received a bonus in the amount of one-fourth of his annual base salary for such year, and (B) medical plan coverage and other insurance benefits provided for himself and his spouse and dependents (to the extent his spouse and dependents are covered under the medical plan and other insurance benefits as of the date of Employee’s termination of employment) for a period of eighteen (18) months following the date of Employee’s termination of employment (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable laws, Employer shall be responsible for the cost of providing equivalent benefits), and (C) any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest (or be payable in cash); provided that, with respect to restricted stock awards or restricted stock unit awards that contain performance criteria for vesting, the greater of (x) the Base Shares (as such term is used in the restricted stock awards and restricted stock unit awards) or (y) the number of shares that would have vested on the date of the Change in Control as if such date were the end of the Measurement Period (as such term is used in the restricted stock awards and the restricted stock unit awards) shall vest and all other shares covered by such awards shall be forfeited. Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise. Without duplication with the provisions under Section 4, to the extent the provision of any such medical benefits are taxable to Employee or his spouse or dependents, Employer shall “gross up” Employee for such taxes based on Employee’s actual tax rate (certified to Employer by Employee), up to 35% (without a “gross up” on the initial gross up). The obligation to provide this medical plan coverage shall terminate in the event Employee becomes employed by another employer that provides a medical plan that fully covers Employee and his dependents without a preexisting condition limitation. Employee shall be eligible for payments pursuant to this Section 3 if Employee complies with the terms of Sections 6 and 7 of this Agreement.”

2.	Except as set forth herein, the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first above written.

EMPLOYER: HORNBECK OFFSHORE OPERATORS, LLC

By:	/s/ Samuel A. Giberga
Samuel A. Giberga, Senior Vice President and General Counsel

EMPLOYEE:

/s/ Kimberly S. Patterson
Kimberly S. Patterson

ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF GUARANTEEING THE FINANCIAL OBLIGATIONS OF EMPLOYER TO EMPLOYEE: HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Samuel A. Giberga
Samuel A. Giberga, Senior Vice President and General Counsel

Signature Page to Amendment to Change in Control Agreement